EXHIBIT 10.37

           FLETCHER CHALLENGE ENERGY TARANAKI LIMITED
              SOUTHERN PETROLEUM (OHANGA) LIMITED
                  PETROLEUM RESOURCES LIMITED
          AUSTRALIA AND NEW ZEALAND PETROLEUM LIMITED
                     NGATORO ENERGY LIMITED

                          as "Seller"

                              and

               FLETCHER CHALLENGE ENERGY LIMITED

                           as "Buyer"

             CONTRACT FOR THE SALE AND PURCHASE OF
                          NGATORO GAS

AGREEMENT dated February 18, 1998

PARTIES

1.   FLETCHER CHALLENGE ENERGY TARANAKI LIMITED, SOUTHERN
PETROLEUM (OHANGA) LIMITED, PETROLEUM RESOURCES LIMITED,
AUSTRALIA AND NEW ZEALAND PETROLEUM LIMITED, NGATORO ENERGY
LIMITED (collectively "Seller")

2.   FLETCHER CHALLENGE ENERGY LIMITED ("Buyer")

BACKGROUND

A. The Parties constituting Seller are the licensees of the Ngatoro Field (as defined herein) and are the joint venturers in the development of the Ngatoro Field and production of Gas from the Field.

B. Buyer is intending to install one or more Gas pipelines from the Ngatoro Field to the Kaimiro production station (owned by Buyer). This will enable Buyer to buy and sell Ngatoro Gas into the high pressure reticulation system.

C. Seller has offered to sell and deliver and Buyer has agreed to purchase and take Gas on the terms and conditions set out in this Contract.

AGREEMENT

1.   INTERPRETATION

1.1 Definitions: In this Contract, unless the context otherwise requires:

(a) "Affiliated Company" or "Affiliate" means any company or legal entity which;

(i)  controls either directly or indirectly a Party; or

(ii) which is controlled directly or indirectly by such Party; or

(iii) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party.

(b) "Control" means the right to exercise 50% or more of the voting rights in the appointment of the directors of a company.

(c) "Bank Bill Bid Rate" means the New Zealand dollar bank bill three months bid rate (rounded upwards to the nearest second decimal place) as appearing at 11.00 or as soon as practicable thereafter on the relevant day in Wellington on page BKBM of the Reuters screen;

(d) "Buyer's Facilities" means the equipment to be purchased and installed by Buyer such that it can uplift Gas from the Point of Delivery at Ngatoro-1;

(e) "Commencement Date" means the date determined in accordance with clause 5.1;

(f) "Confidential Information" has the meaning ascribed to it in clause 14.1;

(g) "Day" means a period of 24 consecutive hours beginning and ending at midnight;

(h) "Default Rate" means the Bank Bill Bid Rate plus 5% per annum;

(i) "Existing Well" means a well in existence at the date of execution of this Contract including a well which is producing, shut-in or suspended;

(j)  "Force Majeure" or "an event or circumstance of Force
Majeure" means an event or circumstance described in clause 13;

(k)  "Gas" means gaseous hydrocarbons produced from the Ngatoro
Field;

(l)  "Gigajoule" means one thousand million joules;

(m) "Gross Negligence" means an intentional, conscious or reckless act or omission in disregard of any of the material terms of this Contract by a party's management or senior supervisory personnel (but not including any error of judgment or mistake in the exercise of good faith of any function, authority or discretion conferred on such party);

(n) "GST" means Goods and Services Tax payable pursuant to the Goods and Services Tax Act 1985;

(o) "Inspector" means a third party to be agreed between Buyer and Seller who shall be responsible for maintaining and auditing the meters described in Section 11 and for notifying delivered quantities in accordance with clause 8.1;

(p)  "Month" means a calendar month;

(q) "Ngatoro Field" means the Ngatoro Field defined by the Petroleum Mining Permit 38148 (Ngatoro) and any extensions to the permit;

(r)  "Party" means Seller, Buyer and each of the respective
Parties constituting Seller;

(s) "Percentage Interest" means the percentage interest in Ngatoro Field of each party comprising the Seller;

(t)  "Petajoule" or "PJ" means one million gigajoules;

(u) "Point of Delivery" means in relation to Gas produced or gathered;

(i) at the Ngatoro-1 site the valve at Ngatoro at which Gas enters into the Gas pipeline between Ngatoro-1 and Kaimiro, as shown on Schedule A of this Contract; or

(ii) at the Ngatoro-3 site the valve at Ngatoro at which Gas enters into the Gas pipeline between Ngatoro-3 and Kaimiro, as shown on Schedule A of this Contract; or

(iii) for any new Gas discovered in respect of which Buyer exercises its Option under clause 6.1, at the wellsite boundary for that new Gas discovery or at such other point agreed prior to the commencement of delivery of such Gas to Buyer.

(v) "PPI" means Producers Price Index, Inputs (All Markets) as published by the New Zealand Department of Statistics;

(w) "Working Day" means any day other than a Saturday, Sunday or official holiday in New Zealand;

(x) "Year" means a period of 365 consecutive days (or 366 as the case may be).

1.2 Rules of Interpretation: In this Contract, unless the context otherwise requires:

(a) bHeadings: clause headings and other headings are for ease of reference only and shall be deemed not to form any part of this Contract or to affect the construction of this Contract;

(b) Plural and Singular: words importing the singular number shall include the plural and vice versa;

(c) Parties: references to Parties are references to Seller and Buyer and their respective successors and assigns;

(d) Persons: references to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisation, trusts, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality;

(e) Obligations: any obligation not to do something shall be deemed to include an obligation not to suffer, permit or cause that thing to be done. An obligation to do something shall be deemed to include an obligation to cause that thing to be done;

(f) Currency: all amounts referred to in this Contract are denominated in New Zealand dollars;

(g) Rights May Be Exercised From Time to Time: a right conferred by this Contract to do any act or thing shall be capable of being exercised from time to time.

(h)  Amended and Updated Legislation:    Any reference in this
Contract to any statute or regulation shall be deemed to include all amendments, revisions or re-enactment's or substitutions made from time to time to the statute or those regulations. Any reference in this Contract to a statute includes reference to any regulations made under it.

2    SALE AND PURCHASE OF GAS

2.1  Sale and Purchase of Gas:  Seller agrees to sell and deliver
Gas to Buyer and Buyer agrees to purchase and take Gas upon the terms and conditions contained in this Contract.

2.2 Dedication: Seller hereby dedicates to the performance of this Contract all the Gas reserves produced or capable of being produced from Existing Wells in the Ngatoro Field subject to clauses 3.2, 5.4 and 6.1.

2.3 Allocation of Gas between Seller: All Gas will be purchased by Buyer from each Party comprising Seller in proportion to each such Party's Percentage Interest.

3.  Term

3.1 Commencement: This contract shall commence on the date of execution and will continue until terminated pursuant to clause
3.2, 3.4(b) or 3.7.

3.2  Termination:  Subject to clauses 3.4(b) and 3.7 this
Contract shall terminate once Buyer has uplifted a total of 10PJ of Gas from Seller pursuant to this Contract.

3.3  Subject to clause 13.2, if by 31 December 1998 the
Commencement Date has not occurred then the Parties comprising
Seller, other than those Parties which are Affiliated Companies of Buyer, may give notice to Buyer that they wish Buyer to exercise its option under Clause 3.4.

3.4 On receiving any notice given under clause 3.3 Buyer must exercise one of the following options:

(a) bAgree to pay Seller liquidated damages at a rate of $50,000.00 per month for each full month from the date on which such notice was received until the earlier of the Commencement date or the date from which Buyers notice given under clause 3.7 takes effect; or

(b) Agree with Seller that the Contract be terminated from the date that Buyer gives notice to Seller, pursuant to clause 3.5, that it agrees this Contract should be terminated.

3.5 Buyer must give Seller notice of the option it has chosen no later than 10 working days after the date that it receives the notice under clause 3.3.

3.6 If Buyer exercises its option under clause 3.4(b) this contract will be rescinded and of no further effect. Seller will have no further claim against the Buyers, other than the right to retain any amounts paid to it under clause 4.2.

3.7 Notwithstanding any other provision of this Contract, Buyer may, at any time after it has exercised its option under clause 3.4(a), terminate this Contract by giving 10 working days notice to Seller. In that event this Contract will be rescinded and of no further effect. Seller will have no further claim against the Buyers, other than the right to retain any amounts paid to it under clause 4.2 or 2.4(a).

3.8 Except as provided herein, this Contract does not constitute an agreement between the Parties as to procedures for the uplift of Gas from Ngatoro Field and if at any time this contract is terminated in accordance with clause 3.2, 3.4(b) or 3.7 the Parties will be required to agree another basis for uplifting Gas and, in the absence of such agreement, no Party will be entitled to separately uplift any portion of any Gas whatsoever.

4.  FACILITIES

4.1 Buyer shall use reasonable endeavours to purchase and install Buyer's Facilities by 30 June 1998.

4.2 Subject to clause 13.2, if by 30 June 1998 Buyer has failed to purchase and install 60% of Buyer's Facilities Buyer shall pay to Seller liquidated damages of $50,000 for each full Month beyond 30 June 1998 that the Commencement Date falls. Buyer's obligation to pay such damages shall cease on the earlier of the Commencement Date or 31 December 1998. Any dispute as to whether Buyer has purchased and installed 60% of Buyer's Facilities shall be referred to and determined by an Independent Expert.

4.3 If Buyer commits to the installation of facilities allowing the uplift of Gas from the Ngatoro-3 site, Buyer shall provide notice to Seller stating the same and Seller shall by the later of 4 Months from receipt of Buyer's notice or 1 May 1998 purchase and install at the Ngatoro-3 site well head equipment, choke, shutdown valve and pipework to the Point of Delivery at the Ngatoro-3 site.

4.4 All costs relat4ed to the production, gathering and transporting of the Gas to the Point of Delivery must be borne by the Seller.

4.5 Subject to clause 4.10 Seller shall be solely responsible for all costs of and work required for facilities to the site boundary at Ngatoro-1.

4.6 Buyer shall be solely responsible for all costs of and work required for the installation of signaling equipment from Kaimiro.

4.7 The costs of switching equipment to allow for switching from Gas export to flaring at the Ngatoro-1 site shall be shared equally between Buyer and Seller.

4.8 Buyer and Seller shall each be responsible for the design, construction, operation, maintenance and any future restoration requirements of their respective facilities.

4.9 Seller must endeavour to retain the ability and consents to flare Gas from the Ngatoro-1 site in the event Buyer does not uplift the Gas.

4.10 Buyer may at any time request that Seller install additional facilities to improve the quality of the Gas delivered to Buyer.
If Buyer makes such a request then:

(a) bSeller shall take all steps and measures reasonably required to meet the request and design, construct and operate such facilities; and

(b) bBuyer shall reimburse all costs reasonably incurred by Seller in meeting the request including ongoing maintenance and future restoration requirements.

4.11 In respect of new Gas discoveries in respect of which Buyer exercises its option to uplift in accordance with clause 6.1:

(a)  bThe procedure under clause 4.10 is available to Buyer; but

(b)  bThe provisions of clauses 4.1   4.9 do not apply.

5.   PROCEDURE AND QUANTITY

5.1 Commencement Date: Buyer shall provide Seller with a minimum of 10 days notice of the date on which it can purchase, accept and onsell Gas from the Ngatoro Field. That date shall be known as the Commencement Date.

5.2  Sellers Forecast: At the Commencement Date and:

(a) At annual intervals thereafter Seller must provide to Buyer, Seller's five yearly annual Gas production capacity forecast;

(b) At monthly intervals thereafter Seller must provide to Buyer its forecast of average monthly Gas production capacity for the following 6 months. In respect of every day of the first month of every 6 month forecast Seller must specify;

     (i)  the anticipated daily production capacity; and
     (ii) the anticipated periods of down-time.

5.3 If for any reason the anticipated period of downtime changes, Seller must notify Buyer of that change as soon as reasonably practicable.

5.4 Buyer is entitled to uplift and purchase (up to and including 10 PJ) any and all Gas produced by Seller, in such quantities and at such times as Buyer in its sole discretion determines is appropriate. Buyer shall use reasonable endeavours to uplift Gas made available by Seller but Buyer is not obliged to purchase and accept any Gas that it, in its sole discretion, determines is not viable for Buyer to transmit, onsell or otherwise deal with.

5.5 Buyer acknowledges that oil production optimisation is Sellers main priority for the Ngatoro Field.

5.6 Notwithstanding clause 5.5 Seller shall use reasonable endeavours to deliver Gas to Buyer in accordance with the quantities forecast by Seller pursuant to clause 5.2 and at an annual quantity of not less than 1 PJ per annum.

5.7 Seller shall use reasonable endeavours to meet requests from Buyer for changes in the quantity of Gas delivered, provided such request does not reduce oil production from the Ngatoro Field unless the Seller agrees otherwise.

6.  NEW GAS DISCOVERIES

6.1 If as a result of a new well, Seller makes discovery of a new Gas accumulation or produces Gas from a new well within the Ngatoro Field at a depth no greater than 2000 metres true vertical sub-sea then the Buyer shall have the option of meeting the necessary capital costs to enable this new Gas to be uplifted by buyer under this Contract (the "Option"). If such a discovery occurs the following procedure will apply:

(a) Seller shall notify Buyer of all reasonably available information relating to the Gas discovery including expected reserves, production rate and Gas quality;

(b) Buyer shall have a period of 3 months from the receipt of Sellers notice to exercise the Option.

(c)  If Buyer chooses to exercise the Option then:

     (i) Buyer shall pay for the installation of the facilities necessary to enable Buyer to uplift Gas from the new discovery, provided however that Buyer shall not be required to reimburse Seller for costs already incurred;

     (ii) Seller shall dedicate such new Gas reserves to the performance of this Contract; and

     (iii) Seller must take all steps and measures reasonably required to facilitate delivery and sale of such new Gas to Buyer, provided however that Seller shall not be obliged to test and complete a gas discovery unless Buyer has agreed to reimburse Seller for the costs of testing and completing such a discovery.

(d) If Buyer does not exercise the Option within the required time then Seller shall be free to sell the Gas to other parties.

(e) If further relevant information becomes available prior to Seller entering into an agreement with another party to sell the gas then Seller shall notify Buyer of the new information and Buyer shall have a period of 1 month from receipt of Sellers notice to exercise the Option.

7.   GAS PRICE

7.1 Gas Price: The price payable by Buyer to Seller for Gas delivered and taken shall be:

(a) First 4 PJ: up to and including the first 4 PJ of Gas delivered and taken under this Contract, $0.50 per GJ, plus GST;

(b) In Excess of 4 PJ: for all Gas delivered and taken under this Contract in excess of 4 PJ, $1.05 per GJ, plus GST.

7.2  Escalation:  The price payable under clause 7.1(a) is fixed.
However, the Gas price payable (excluding GST) by Buyer under clause 7.1(b) shall be adjusted annually in accordance with the movement in the PPI, using the PPI for the quarter ending
31/12/97 as the base index.

7.3 The price payable by Buyer includes Energy Resources Levy imposed under the Energy Resources Act 1976 if applicable.

8.  PAMENT

8.1  Measurement:  On or before the 15th day in each Month
(following the Month in which Seller first delivers Gas to Buyer) the Inspector will deliver to Seller a notice setting out the amount of Gas delivered to Buyer in the preceding Month, as recorded by the measurements taken pursuant to section 11.

8.2 Invoices: Seller will deliver to Buyer on or before the 20th day in each Month (following the month in which Seller first delivers Gas to Buyer) an invoice showing the quantity of Gas expressed in GJ delivered to Buyer at the Point of Delivery during the preceding Month and the amount (including GST) due to Seller for Gas delivered to and taken by Buyer during the preceding Month. All Invoices shall be calculated on the basis of cents to 2 decimal places (rounded upwards) per GJ.

8.3 Payment: Buyer shall pay to Seller all monies so invoiced on the later of the 20th day of each Month or five Days after receipt of such invoice and if such a Day is not a working Day, then the next following working Day (the "Due Date").

8.4 Default Interest: All monies so invoiced which remain unpaid after the due date shall attract interest calculated daily at the Default Rate until the date payment is received, which interest shall be capitalized daily and shall accrue after as well as before judgment.

8.5  Disputed Invoices:  If Buyer disputes the accuracy of
Sellers invoice:

(a) Payment of Undisputed Amount: Buyer shall notify Seller of the dispute on or before the due date for payment and Buyer shall pay the undisputed amount in accordance with clause 8.3. No part payment shall be treated as being in full and final settlement of any obligation of buyer unless expressly acknowledged in writing by seller to Buyer to be such;

(b) Independent Expert: If the Parties are unable to resolve the dispute by amicable discussion within a reasonable time either Party may notify the other Party that the dispute be referred to an independent expert for resolution;

(c)  Payment of Balance:  On settlement, Buyer shall within 5
Days pay to Seller any outstanding balance of the invoice together with interest at the Bank Bill Bid Rate plus 2 per cent per annum, such interest to be capitalised daily and shall accrue after as well as before judgment.

9.  QUALITY

9.1 Specification: Seller will use reasonable endeavours to ensure Gas delivered to Buyer is within the requirements of Buyer specified at clause 9.2 or any specification that buyer notifies
Seller is acceptable in accordance with clause 9.3.

9.2  Quality requirements:  Buyer requires that:

(a) Gas delivered to it at the Point of Delivery has had formation water, being water with total dissolved solids in excess of 100 ppm, removed from the Gas;

(b) Gas received at Kaimiro Production Station does not exceed five barrels of water per million standard cubic feet of Gas, which is deemed to be the cutoff point for producing water of condensation;

(c) Gas composition be of sufficient quality such that the total blended sales gas stream from the Kaimiro Production Station is on an acceptable quality for marketing purposes.

9.3  Buyer may at any time advise Seller of a change in Buyers
Gas quality requirements. Buyer shall provide Seller with a minimum of 5 days notice of any change in the acceptable Gas specification.

9.4 At Buyers request Seller shall provide a means by which Buyer can inject corrosion inhibitor into the gas Pipeline upstream of the Point of Delivery.

9.5 Seller shall not knowingly deliver Gas to Buyer which falls outside of the requirements of clauses 9.1 and 9.2 and will not deliver Gas which it believes (acting reasonably) is likely to cause damage to any facilities downstream of the Point of Delivery, unless Buyer requests delivery of such Gas knowing it to be of such a quality.

9.6 Without derogating from any other of Buyers available rights and remedies if any Gas delivered to Buyer does not meet the quality requirements set out at clause 9.2 above or any specification which Buyer notifies Seller is acceptable in accordance with clause 9.3 then;

(a) Buyer may refuse to purchase further Gas and reject any Gas until its quality requirements are met;

(b) Buyer may request that Seller cut back or shut in any particular well to improve gas quality and Seller shall use reasonable endeavours to comply with such a request.

10.  POINT OF DELIVERY

10.1 Point of Delivery: Seller shall deliver the Gas that the Buyer wishes to purchase to the Point of Delivery. Title to and risk of the Gas shall pass to Buyer at the Point of Delivery.

11.  MEASUREMENT OF GAS

11.1 Measurement: Buyer and Seller agree that the quantity of Gas delivered will be measured by meters installed by the Buyer at the Kaimiro production station. These meters will be used for royalty and sale volumes and shall be maintained and audited by the Inspector. The Inspector shall measure the Gas delivered in Gigajoules for the purpose of notifying the delivered quantity to Seller under clause 8.1.

11.2 The Seller shall have the right to inspect the meter at the Kaimiro production station on giving reasonable notice to Buyer.

11.3 The Seller shall pay for all charges of the Inspector.

12.  LIABILITY AND INSURANCE

12.1 Indemnity: Seller hereby indemnifies Buyer for all direct losses, claims, expenses, damage arising from a breach of clause
9.5.

12.2 Seller liability: Seller shall be liable for and hereby agrees to indemnify and hold Buyer harmless from any and all claims, liabilities, costs, damages and expenses of every kind and nature with respect to:

(a) Sickness, injury or death of any person employed directly or indirectly by Seller or its subsidiaries, Affiliates and/or contractors and its or their respective employees; and

(b) Damage to or destruction of any property or equipment of Seller, its subsidiaries or Affiliates or contractors

Arising out of or in connection with this Contract from any cause including but not limited to the negligence of Buyer and its subsidiaries, Affiliates, contractors, sub-contractors and its or their respective employees, but excluding gross negligence of Buyer and its subsidiaries, Affiliates, contractors, sub-contractors and its or their respective employees.

12.3 Buyers liability: Subject to clause 12.1 Buyer shall be liable for and hereby agrees to indemnify and hold Seller harmless from any and all claims, liabilities, costs, damages and expenses of every kind and nature with respect to:

(a) Sickness, injury or death of any person employed directly or indirectly by Buyer or its subsidiaries, affiliates and/or contractors and its or their respective employees; and

(b) Damage to or destruction of any property or equipment of Buyer, its subsidiaries or Affiliates or contractors arising out of or in connection with this Contract from any cause including but not limited to the negligence of Seller and its subsidiaries, Affiliates, contractors, sub-contractors and its or their respective employees, but excluding gross negligence of Seller and its subsidiaries, Affiliates, contractors, sub-contractors and its or their respective employees;

12.4 Third Party Liability: As regards injury, sickness and death of persons or damage to, loss or destruction of property of third parties (being persons in respect of whom indemnities are not granted in terms of clauses 12.2 or 12.3) the Parties shall be liable to such third parties in accordance with applicable law in relation to such injury, sickness, death, damage, loss or destruction.

12.5 Indirect and consequential losses: Neither Seller or Buyer shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Contract including, without limitation, loss of profit, loss of property or business interruption, however the same may be caused.

12.6 Subrogation: Seller and Buyer shall ensure that they each obtain from their respective insurers waivers of the insurer's rights of subrogation against the other for any insurance carried by Seller and Buyer (as applicable) in relation to the liabilities assumed by each of them pursuant to clauses 12.2 and 12.3.

12.7 Insurance: Buyer and Seller must maintain public liability insurance and other suitable insurance, to cover each Party's respective operations and property, as would be obtained by a prudent operator operating in the gas and petroleum industry. Each Party, upon demand from the other, must provide evidence that such insurance cover has been obtained and the premiums for such insurance cover have been paid, or reasonable evidence to support that Party's capacity to self insure.

13.  FORCE MAJEURE

13.1 Force Majeure: A force majeure event or circumstance is:

(a) an act of god, strike, lockout or other industrial disturbance, act of public enemy, sabotage, war, blockade, insurrection, riot, epidemic; or

(b)  an order of any Court or government authority; or

(c) a delay in the granting of, or the refusal to grant, any permit or consent by any Court, government authority or landowner notwithstanding that the Party invoking Clause 13.2 has taken all reasonable steps to procure the grant of such permit or consent; or

(d) any landslide, lightning, earthquake, flood, storm, fire, washout, civil disturbance; or

(e) any explosion, well blow-out, craterings, breakage or failure of or accidents to machinery, pipelines or other fault, which occurs notwithstanding the Party invoking clause 13.2 has taken all reasonable care to safeguard against the same; or

(f) any other act or omission which is beyond the control of the Party invoking clause 13.2 notwithstanding the exercise by that Party of reasonable care to safeguard against the same.

13.2 Force Majeure: Subject to clause 13.4 if either Party fails to comply with any obligation in the Contract and such failure is caused by an event or circumstance of force majeure, that failure shall not give rise to any cause of action or liability based on breach of the obligation.

13.3 Mitigation of Force Majeure: The Party invoking clause 13.2 shall take all reasonable steps to mitigate the event or circumstances of force majeure.

13.4 Notice of Force Majeure: No event or circumstance of force majeure shall prevent a cause of action based on breach of this Contract unless the Party invoking clause 13.2 has given notice in writing of the same to the other Party with reasonable promptness. Like notice shall also be given on termination of the force majeure event.

14   CONFIDENTIALITY

14.1 Definition of Confidential Information: Confidential information means:

(a)  the terms of this Contract; and

(b) the information directly or indirectly acquired by Seller or Buyer (as the case may be) from the other in the performance of this Contract (whether in tangible form or otherwise) except:

     (i) information which, at the time of disclosure, is in the public domain;

     (ii) information which, prior to or after disclosure, enters the public domain other than from a breach hereof;

     (iii) information which, prior to disclosure by Seller or Buyer (as the case may be) to the other in the performance of this agreement, was already in the possession of Seller or Buyer (as the case may be) and not acquired from Seller or Buyer (as the case may be) who disclosed the same;

     (iv) information which, subject to a disclosure by Seller or Buyer (as the case may be) to the other in the performance of this Contract, is obtained by the Seller or Buyer (as the case may be) from a third party who is lawfully in possession of the same;

14.2 Confidentiality: All Confidential Information disclosed by either Seller or Buyer shall be kept confidential and shall not be disclosed by Seller or Buyer (as the case may be) to any third party other than:

(a) Law: if and to the extent that Seller or Buyer (as the case may be) bona fide believes such disclosure is required by law or the requirements of any Stock Exchange;

(b) Independent Advisors: to the independent advisers and contractors and employees whose duties in relation to the Contract reasonably require such disclosures;

(c) Financial Institution: to the financial institution in connection with any loan sought to be arranged by Seller or Buyer (as the case may be) for purposes directly related to this Contract (but such disclosure shall only be made for the purposes of satisfying such institution as to the value and commercial viability of the Contract).

(d) Affiliated Companies: to Affiliated Companies and their independent advisors, contractors and employers to the extent that disclosure of such information is necessary for the carrying out of the terms and conditions of this Contract.

14.3 Where information is disclosed to third parties under Clause
14.2 Seller or Buyer (as the case may be) disclosing the information must ensure that the third party to whom the information is disclosed keeps it confidential.

14.4 The provisions of this clause 14 shall survive the termination of this Contract for a period of two years from the date of termination.

15.  DISPUTE RESOLUTION

15.1 Amicable Discussion: Subject to clause 15.6, except where any matter is to be determined by an independent expert, the Parties acknowledge their desire that all disputes whatsoever arising out of this Contract, its subject matter (and whether as to interpretation or otherwise) be resolved by amicable discussion.

15.2 Mediation: If any dispute referred to in clause 15.1 is not resolved after a reasonable time either Seller or Buyer may invoke mediation whereby:

(a) Notification: Seller or Buyer (as the case may be) notifies the other in writing requiring that the dispute be mediated (a
"Mediation Notice");

(b) Obligation to Resolve Remains: a Mediation Notice shall not derogate from the obligation of the Parties to seek resolution of the dispute by amicable discussion;

(c) Appointment of Mediator: the Parties shall endeavour to agree on a mediator within seven Days of the date on which the Mediation Notice was given;

(d) Mediation Procedures: if a mediator is appointed, the mediator shall, in consultation with the Parties, settle a procedure and timetable for mediation. The mediator's decision on such procedural and timetabling matters shall be final;

(e) Good Faith Negotiations: the Parties shall conduct negotiations in good faith at the mediated meetings, and use best endeavours to reach an agreed solution acceptable to both Seller and Buyer. Legal counsel may assist, but all proceedings (other than any settlement or supplementary written agreement between the Parties) shall be on a "without prejudice" basis. In particular:

     (i) any opinion, report or recommendation by the mediator shall not be disclosed;

     (ii) the fact that information made available to the mediator does not affect its privilege or confidentiality for any other proceedings;

     (iii) the fact that the accuracy of the information provided was not challenged does not prevent later challenge;

(f) Has No Power of Decision: the mediator shall have no power of decision on any matters other than procedural and timetabling matters;

(g) Costs to be Borne Equally: The mediator's charges including room hire and other disbursements shall be borne equally by Seller and Buyer, who are severally liable to the mediator.
Seller and Buyer are to pay their own legal fees and disbursements.

15.3 Arbitration: If any mediated dispute is not resolved pursuant to clause 15.2, within 3 months of delivery of the mediation notice either Seller or Buyer may notify the other in writing requiring that the procedure under clause 15.2 cease and the dispute be resolved by arbitration. In that event the provisions of the Arbitration Act 1996 will apply to the extent modified by clause 15.4.

15.4 In respect of the first schedule to the Arbitration Act 1996 the Parties "otherwise agree" to the following:

(a) Article 3: in addition to the stated methods of giving notice, notice by facsimile is also permitted.

(b) Article 11(2): in the absence of the agreement the arbitrator shall be appointed by the President of the New Zealand
District Law Society.

(c) Article 2.6: the arbitrator shall not appoint any expert to advise him or her except with the written consent of Seller and Buyer.

15.5 Continued Performance: Notwithstanding the fact that any matter between the Parties has been referred to mediation or arbitration or is the subject of legal proceedings, the Parties shall continue to comply with their respective obligations and may exercise their respective rights under this Contract as if the matter had not arisen.

15.6 Urgent Interlocutory Relief: Notwithstanding any other provision of this Contract each Party reserves the right to take steps to seek urgent interlocutory relief, or a declaration, before an appropriate court.

16.  MISCELLANEOUS

16.1 Notices: Any communication or notice required by this Contract to be given by Seller or Buyer to the other shall be given in writing and shall be sufficiently given or served if sent by registered post or facsimile transmission or delivered by hand or courier to Seller or Buyer (as the case may be) at the address specified, namely:

     Buyer:

     Fletcher Challenge Energy Limited
     581 Great South Road, Penrose
     Private Bag 92813
     Auckland
     Fax:   09 525 9982
     Attn:  Chief Executive Officer

     (or such other address as Buyer may advise in writing to Seller)

     Seller:

     Petroleum Resources Limited
     Australia and New Zealand Petroleum Limited
     6th Floor, Tower 2, Shortland Centre
     55 Shortland Street
     Auckland
     Fax:  09 300 5499

     Fletcher Challenge Energy Taranaki Limited
     Southern Petroleum (Ohanga) Limited
     Petrocorp House
     32-38 Molesworth Street
     New Plymouth
     Fax:  06 758 0777
     Attn:  Ngatoro Team Leader

     Ngatoro Energy Limited
     284 Karori Road
     PO Box 17258
     Wellington
     Fax:  04 476 0120

     (or such other address as Seller may advise in writing to Buyer)

     Notices must be sent or delivered on a working day. Any document so sent by registered post to any address within New Zealand shall be deemed to have been received 48 hours after the time of posting. Any document sent by facsimile shall be deemed to have been received on the working day following transmission. Notices delivered by hand or courier shall be deemed to have been received on the day of delivery.

16.2 Governing Law: This Contract shall be governed and construed in accordance with the laws of New Zealand.

16.3 Waiver: Failure or omission by a Party at any time to enforce or require strict compliance with any provision of this Contract shall not constitute a waiver as to that matter or any other matter either then or in the future. Any waiver of any right or obligation under this Contract shall only be of any force and effect if such waiver is in writing and is expressly stated to be a waiver of specified right or obligation under this Contract.

16.4 Amendment: There shall be no amendment, addition or modification of the provisions of this Contract except by a supplementary written agreement between the Parties.

16.5 Severability: Any provision of this contract which is prohibited, illegal, invalid or unenforceable shall be ineffective to the extent of such prohibition, illegality, invalidity or unenforceability without invalidating or otherwise affecting the enforceability of the remaining provisions of this Contract.

16.6 Assignment to Affiliates: The Parties shall have the right without the prior written consent of the other Parties to assign any of their rights and obligations hereunder to any of their Affiliates, provided always that the assignor shall remain liable to the other Parties to this Contract for the performance of all obligations so assigned.

16.7 Assignment to Persons other than Affiliates: Subject to clause 16.6 a Party may not assign its rights and duties under this Contract without the written consent of the other Parties, which consent must not be unreasonably withheld.

16.8 Notification of Assignment: Any proposed assignment pursuant to clause 16.7 shall be notified by the Party concerned to all other Parties in writing within 30 days of the proposed effective date thereof. Such notice shall contain the name and address of the proposed assignee, a description of the rights and obligations assigned and the proposed effective date of such assignment. No assignment shall be effective unless and until the proposed assignee has expressly agreed in writing directly with the other Parties to observe and perform all the provisions of this Contract and has supplied all other Parties with a copy of such covenant.

16.9 Entire Agreement: Insofar as the subject matter of this Contract is concerned this contract constitutes the entire agreement between Seller and Buyer on the subject matter of this Contract and supersedes any and all prior negotiations representations and agreements on such subject matter.

16.10 Several Liability: The liability of each of the Parties constituting Seller will be several. Each such Party will be liable for any loss or damage suffered by Seller or claim against Seller to the extent of its respective Percentage
Interest in Seller at the date of execution of this Contract.

EXECUTION
SIGNED by
FLETCHER CHALLENGE ENERGY LIMITED
/s/ K.M. Coutts               /s/ G. M. Morgan
Witness
Secretary
Occupation
1B Wendell Place, Greenlane
Address

SIGNED by
FLETCHER CHALLENGE ENERGY TARANAKI LIMITED
/s/ Kerry Gilman              /s/ G. M. Morgan
Witness
Personal Assistant
Occupation
12 Keats Place, New Plymouth
Address

SIGNED by SOUTHERN PETROLEUM (OHANGA) LIMITED
/s/ Kerry Gilman              /s/ G. M. Morgan
Witness
Personal Assistant
Occupation
12 Keats Place, New Plymouth
Address

SIGNED by PETROLEUM RESOURCES LIMITED
/s/ Michelle Olney            /s/ P. Labelle
Witness
Secretary
Occupation
41 View Rd., Eden
Address

SIGNED by AUSTRALIA AND NEW ZEALAND PETROLEUM LIMITED
/s/ Michelle Olney            /s/ P. Labelle
Witness
Secretary
Occupation
41 View Rd., Eden
Address

SIGNED by NGATORO ENERGY LIMITED
/s/ Karen Witt                /s/ J. Lean
Witness
Office Manager
Occupation
12/37 Bracken Rd., Wellington
Address